As filed with the U.S. Securities and Exchange Commission on September 10, 2021

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BANNIX ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1626016
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Tice Boulevard; Suite 315
Woodcliff Lake, New Jersey 07677
Telephone: (201) 712-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Subash Menon, Chief Executive Officer
300 Tice Boulevard; Suite 315

Woodcliff Lake, New Jersey 07677
Telephone: (201) 712-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Tahra Wright Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 — Facsimile	William B. Nelson Alain Dermarkar Shearman & Sterling LLP Bank of America Tower 800 Capital Street, Suite 2200 Houston, Texas 77002 Telephone: (713) 354-4900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this offering.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-253324

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security being registered	Amount Being Registered(2)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.01 par value, one redeemable warrant and one right(2)	1,150,000	$10.00	$11,500,000	$1,254.65
Shares of common stock included as part of the units(3)	1,150,000	—	—	—	(4)
Redeemable warrants included as part of the units(3)	1,150,000	—	—	—	(4)
Rights included as part of the units	1,150,000	—	—	—	(4)
Shares of common stock underlying the rights included in the units	115,000	—	—	—	(4)
Representative’s shares of common stock(3)	65,250	10.00	652,500	71.19
Total			12,152,500	1,325.84	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-253324). Includes 900,000 units, consisting of 900,000 shares of common stock, 900,000 redeemable warrants and 900,000 rights, which may be issued upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $66,700,000 on its Registration Statement on Form S-1, as amended (File No. 333-253324), which was declared effective by the Securities and Exchange Commission on September 9, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $13,152,500 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

 EXPLANATORY NOTE

This registration statement is being filed pursuant to Rule 462(b) as promulgated under the Securities Act of 1933, as amended. Bannix Acquisition Corp. (the “Registrant”) hereby incorporates by reference into this registration statement the contents of the Registration Statement on Form S-1 (Registration No. 333-253324), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission on September 9, 2021 (the “Prior Registration Statement”). This registration statement is being filed solely to increase the number of units (and the components of the units) being offered in the public offering as well as the shares being issued to the representative. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

All exhibits filed or incorporated by reference in the registrant’s Registration Statement on Form S-1, as amended (File No. 333-253324), are incorporated by reference into, and shall be deemed to be part of, this Registration Statement, except for the following, which are filed herewith:

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Loeb & Loeb LLP.
23.1	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Woodcliff Lake, State of New Jersey on the 10th day of September, 2021.

BANNIX ACQUISITION CORP.

By:	/s/ Subash Menon
Name:	Subash Menon
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Subash Menon	Chairman and Chief Executive Officer	September 10, 2021
Subash Menon	(Principal executive officer) and Director

/s/ Nicholos Hellyer	Chief Financial Officer	September 10, 2021
Nicholos Hellyer	(Principal financial and accounting officer)

/s/ Sudeesh Yezhuvath	Chief Operating Officer and Director	September 10, 2021
Sudeesh Yezhuvath

/s/ Hossein Eslambolchi	Director	September 10, 2021
Hossein Eslambolchi

/s/ Vishant Vora	Director	September 10, 2021
Vishant Vora

/s/ Kumar Shiralagi	Director	September 10, 2021
Kumar Shiralagi